Exhibit 99.1

Penn Virginia GP Holdings, L.P.

Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA GP HOLDINGS, L.P. ANNOUNCES

SECONDARY PUBLIC OFFERING OF 8,827,429 COMMON UNITS

RADNOR, PA (BusinessWire) June 1, 2010 – Penn Virginia GP Holdings, L.P. (NYSE: PVG) announced today a registered underwritten public offering by indirect wholly owned subsidiaries of Penn Virginia Corporation (NYSE: PVA), of an aggregate of 8,827,429 common units, representing limited partner interests in PVG. PVG will not receive any of the proceeds from the offering.

Barclays Capital is acting as the underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling toll-free (888) 603-5847 or by email at barclaysprospectus@broadridge.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a publicly traded limited partnership which owns the general partner interest, all of the incentive distribution rights and an approximate 37 percent limited partner interest in Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information about us, please visit our website at www.pvgpholdings.com. For more information about PVR, please visit its website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the risks, uncertainties and contingencies set forth in PVG’s press releases and public periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent Current Reports on Form 8-K. Many of the factors that will determine PVG’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVG undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.